Exhibit 1

Identity of Group Members

The members of the group filing this Schedule 13G pursuant to §240.13d-1(d) are as follows:

1.               IACT Asia Pacific Limited

2.               Expedia, Inc.

3.               IAC/InterActiveCorp

4.               Barry Diller

5.               Billable Development, Ltd.

6.               Xiaojian Zhong

7.               Lawrence Auriana

8.               Peter Lerner

9.               Ira S. Nordlicht and Helen S. Scott JTWROS

10.         Purple Mountain Holding, Ltd.

11.         Justin Tang

12.         Time Intelligent Finance Limited

13.         Lee Zhang

14.         Mind Trade Assets Limited

15.         Richard Chen

16.         Gold Partner Consultants Limited

17.         Faith Huang

18.         Top River Assets Limited

19.         Frank Zheng

20.         Wang Gui Ying

21.         Sun Li Ming

22.         Wang Yi Jie

23.         Pan Dai